Exhibit 10(o)

CBS RETIREMENT EXCESS PENSION PLAN
(Amended and Restated as of December 31, 2005)

Section 1. Effective Date.

        The Excess Pension Plan for Certain Employees of Viacom International Inc. was adopted as of January 1, 1989, restated as of January 1, 1996, and renamed the Viacom Excess Pension Plan as of January 1, 2003. As of December 31, 2005, it is hereby renamed the CBS Retirement Excess Pension Plan.

Section 2. Purpose.

        The purpose of this Plan is to provide for the payment of certain pension and pension-related benefits to certain employees so that the total pension and pension-related benefits of such employees can be determined on the same basis as is applicable to all other employees of CBS Corporation and its subsidiaries (hereinafter called "the Company"). The creation of this Plan was made necessary by certain benefit limitations imposed on the CBS Retirement Plan (hereinafter called the "Basic Plan") by Section 401(a)(17) and Section 415 of the Internal Revenue Code (the "Code") of 1986, as amended; the Employee Retirement Income Security Act of 1974; and related legislation.

Section 3. Administration.

        This Plan shall be administered by the Retirement Committee appointed by the Board of Directors (hereinafter called "the Committee") which shall administer it in a manner consistent with the administration of the Basic Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Section 401(a) of the Code. The Committee's decisions in all matters involving the interpretation and application of this Plan shall be final. The Committee may act on its own behalf or through the actions of its duly authorized representative.

        The Committee shall be the final review committee under the Plan, with the authority to determine conclusively for all parties any and all questions arising from the administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any participant, spouse or beneficiary, and construction of disputed or doubtful terms. Such decisions shall be conclusive and binding on all parties and not subject to further review.

Section 4. Eligibility.

        Employees who are eligible for benefits under the Plan are those Employees who are (i) Participants in the Basic Plan and whose annual base salary and commissions payable at a rate equal to or in excess of the annual compensation limit in effect under Section 401(a)(17) of the Code, and (ii) are designated by the Committee as an employee eligible to participate in the Plan. If an Employee becomes an eligible Employee in any Plan Year, such Employee shall remain an eligible Employee for all future Plan Years.

        For purposes of this Plan, "Compensation" means the total compensation taken into account under the Basic Plan (without regard to the limitations of Section 401(a)(17) of the Code and the regulations thereunder) plus any deferrals under any non-qualified deferred compensation plan maintained by the Company, including bonus deferrals under any such plan. Notwithstanding the foregoing, effective for the year ending December 31, 1988, Compensation paid to Frederick Schneier shall include amounts deemed received by him as a result of the transfer to him of a portion of the Company's equity interest in certain real property located at 1277 South Beverly Glen Boulevard, Unit 402, Los Angeles, California 90224.

        An eligible Employee's Compensation under this Plan shall be subject to a maximum annual Compensation of $750,000. For Employees eligible as of December 31, 1995, the maximum annual Compensation for the 1996 Plan Year and each subsequent Plan Year shall be the Employee's Compensation under the Plan for the 1995 Plan

Year. Notwithstanding the foregoing, for any Employee who is also a participant in the new Viacom Pension Plan and the new Viacom Excess Pension Plan after December 31, 2005, the maximum amount of Compensation under this Plan is limited to $375,000.

        In no event shall an Employee who is not entitled to benefits under the Basic Plan be eligible for a benefit under this Plan.

Section 5. Amount of Benefit.

        The benefits payable to an eligible Employee or his beneficiary(ies) under this Plan shall equal the excess, if any, of:

        (a) the benefits which would have been paid to such Employee, or on his behalf to his beneficiary(ies), under the Basic Plan, if the provisions of such Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415 and by including all Compensation (as defined in Section 4 above) earned by such Employee, over

        (b) the benefits which are payable to such Employee or on his behalf to his beneficiary(ies) under the Basic Plan.

        (c) In determining the benefit of any eligible Employee who prior to January 1, 1996 was a participant in the Paramount Communications Inc. Retirement Plan, such eligible Employee shall not be credited with any Benefit Service prior to January 1, 1996.

Section 6. Payment of Benefits.

        Payment of benefits under this Plan shall be coincident with and in the same form and manner as the payment of the limited benefit payments made to the Employee or on his behalf to his beneficiaries under the Basic Plan.

Section 7. Employees' Rights.

        An Employee's rights under this Plan, including his rights to vested benefits, shall be the same as his rights under the Basic Plan, except that he shall not be entitled to any payments from the Pension Trust maintained under said Plan on the basis of any benefits to which he may be entitled under this Plan. Benefits under this Plan shall be payable from the general assets of the Company.

Section 8. Amendment and Discontinuance.

        The Company expects to continue this Plan indefinitely. However, the Board of Directors shall have the right to amend, suspend or terminate the Plan at any time, if, in its sole judgment, such a change is deemed necessary or desirable. The Retirement Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company's governing documents.

        However, if the Board of Directors or the Committee should amend the Plan, or if the Board of Directors should suspend or terminate the Plan, the Company shall be liable for the lesser of:

        (a) any benefits accrued under this Plan (determined on the basis of each Employee's presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action; or

        (b) any benefits which would have been accrued under this Plan up to the date of the actual termination of employment, if this Plan had remained in existence until such time.